EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of Horizon Bancorp on Form S-3 (File No. 333-86214) and Forms S-8 (File Nos. 333-98609 and 333-112970) of our report, dated March 10, 2008, on the consolidated financial statements of Horizon Bancorp as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, which report is included in the annual report on Form 10-K of Horizon Bancorp for the year ended December 31, 2007.

Indianapolis, Indiana
March 12, 2008

201 N. Illinois Street, Suit 700 P.O. Box 44998 Indianapolis, IN 46244-0998 317 383-400 Fax. 317 383-4200 Beyond Your Numbers
bkd.com

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